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                                                                    EXHIBIT 99.1




FINANCIAL CONTACT:    JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:        CLAIRE S. MCCALL (615) 367-8283


                 GENESCO REPORTS FIRST QUARTER FISCAL 2005 SALES
                     AND RAISES EARNINGS PER SHARE GUIDANCE
                 --Q1 NET SALES INCREASE 17% TO $226 MILLION--
                    --Q1 TOTAL SAME STORE SALES INCREASE 6%--
           --INCREASES Q1 EPS GUIDANCE TO A RANGE OF $0.21 TO $0.24--

NASHVILLE, Tenn., May 14, 2004 --- Genesco Inc. (NYSE: GCO) today reported net sales of $226 million for the first quarter ended May 1, 2004, compared to $193 million for the same period last year. The Company also raised its first quarter earnings per share guidance to between $0.21 and $0.24, versus $0.15 for the corresponding period a year ago, and compared to its previous guidance of $0.12 to $0.13. Genesco plans to release its first quarter earnings and host its quarterly conference call on May 26, 2004.

         The Company also reported that total same store sales for the quarter increased 6% (not including the stores acquired in the purchase of Hat World Corporation, which was completed April 1, 2004). Journeys reported a same store sales increase of 9%, Johnston & Murphy's comparable store sales rose 8% and Underground Station Group's same store sales declined 3%. Hat World reported a same store sales gain of 23% for the quarter and 20% for the month of April.

         Hal N. Pennington, president and chief executive officer, commented, "Our strong performance during the quarter was primarily driven by better than expected results at Journeys and Hat World. Johnston & Murphy also outperformed our plan and we continue to be encouraged about the ongoing improvement at Dockers. We are pleased with current trends and the positive momentum these results reflect."

         This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include completion of the Company's quarterly procedures relating to reporting Q1 fiscal 2005 results, weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the integration of the Hat World acquisition, the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

         Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,500 retail stores in the United States, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, HATWORLD, LIDS, Hat Zone and Cap Factory, and on internet websites www.journeys.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.